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                                                                    Exhibit 3.38

NB. This is an unauthorized translation

Org. nr. 556634-3660
                                 Bilaga 1
                                 Appendix 1
                                 Till protokoll fort vid extra
                                 bolagsstamma i Stiftaren 7747 AB ulat
                                 CHC Sweden AB den 29 januari 2004.
                                 To the minutes kept at the extraordinary shareholders' meeting of Stiftaren 7747 AB to be changed to CHC Sweden AB on January 29, 2004.

Bolagsordning
Articles of Association

1.       Bolagets firma ar CHC Sweden AB.
         The Company's business name is CHC Sweden Ab.

2.       Styrelsen skall ha sitt sate i Stockholms kommun.
         The board of directors shall have its registered office in the municipality of Stockholm.

3. Bolagets verksamhet ar att aga och forvalta aktier i andra bolag inom helikopterbranschen avensom idka darmed forenlig verksamhet.
         The object of the Company is to own and manage shares in other companies within the helicopter business and to conduct other business activities in connection thereto.

4.       Aktiekapitalet skall utgora lagst SEK 200 000 000 och hogst SEK
         800 000 000.
         The share capital of the Company shall amount to not less than SEK
         200.000.000 and not more than SEK 800.000.000.

5.       Aktie skall lyda pa SEK etthundra (100).
         The nominal value of each share shall be SEK one hundred (100).

6. Styrelsen skall besta av minst en samt hogst tio ledamoter med minst ingen och hogst tio suppleanter. Styrelseledamoter valjs arlingen pa ordinarie bolagsstamma for tiden intill slutet av nasta ordinarie bolagsstamma.
         The board shall consist of no less than one director and no more than ten directors with none or at most ten alternate directors. Board directors shall be elected annually at the annual shareholders' meeting for the time until the end of the next annual shareholders' meeting.

         Om styrelsen bestar av en till tva ledamoter skall alltid minst en suppleant valjas.
         If the board of directors consists of one or two directors, then shall always at least one alternate director be elected.

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7.       En eller tva revisorer med hogst samma antal revisorssuppleanter skall valjas till bolagets revisor pa ordinarie bolagsstamma. Uppdraget som revisor galler till slutet av den bolagsstamma som halls under det fjarde rakenskapsaret efter revisorsvalet.
         One or two auditors, with at most the same number of deputies, shall be elected as the company's auditor at an annual shareholders' meeting. The appointment as auditor is valid until the end of the annual shareholders' meeting, held during the fourth financial year after election of auditor.

8. Ordinarie bolagsstamma skall hallas arligen inom sex manader fra utgangen av det foregaende rakenskapsaret.
         Annual shareholders' meeting shall be held annually within six months from the expiration of the previous financial year.

         Pa ordinarie bolagasstamma skall foljande arenden forekomma till behandling.
         At the annual shareholders' meeting the following matters shall be dealt with.

         1.    Val av ordforande vid stamman.
               Election of a chairman to conduct the meeting.

         2.    Upprattande och godkannande av rostlangd.
               Drawing up and approval of the voting list.

         3. Val av en eller tva justeringsman att justera protokollet. Election of one or two persons to sign the minutes.

         4.    Beslut om stamman blivit behorigen sammankallad.
               Determination as to whether the meeting has been duly convened.

         5.    Godkannande av dagordning.
               Approval of the agenda.

         6. Framlaggande av arsredovisning och revisionberattelse samt i forekommande fall koncernredovisningen och koncernrevisionsberattelsen.
               Presentation of the annual report and the auditor's report, and when applicable, the consolidated annual report and the consolidated auditor's report.

         7.    Beslut om
               Decision regarding

               a) faststallande av resultatrakning och balansrakning samt i forekommande fall koncernresultatrakning och koncernbalansrakning, adoption of the income statement and the balance sheet, and when applicable the consolidated income statement and consolidated balance sheet,

               b) dispositioner betraffande bolagets vinst eller forlust enligt den faststallda balansrakningen, appropriation of the Company's profit or loss according to the adopted balance sheet,

               c) ansvarsfrihet at styrelseledamoter och i forekommande fall verkstallande direktor.
                    discharge of the directors and when applicable the managing director from liability.

         8. Faststallande av antalet styrelseledamoter och eventuella styrelsesuppleanter samt i forekommande fall revisorer och eventuell revissorssuppleant.
               Decision regarding the number of board directors and, if applicable, deputy directors, as well as auditors and deputy auditors, when applicable.

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         9.    Val av styrelseledamoter och eventuella styrelsesuppleanter och i forekommande fall val av revisorer och eventuella revisorssuppleanter.
               Election of board directors and, when applicable, deputy directors as well as auditors and deputy auditors, when applicable.

         10. Faststallande av arvoden at styrelsen och i forekommande fall revisorer.
               Decision in respect to the remuneration to the board of directors and to the auditors, when applicable.

         11. Arenden som ankommer pa stamman enligt aktiebolagslagen eller bolagsordningen.
               Other matters which shall be dealt with at the meeting according to the Swedish Companies Act of 1975 or according to the articles of association.

9. Kallelse till bolagsstamma skall ske genom brev med posten till aktieagare tidigast sex veckor och senast tva veckor fore stamman. Notice convening a shareholders' meeting shall be issued by mail not earlier than six and not later than two weeks before the meeting.

10.      Bolagets rakenskapsar skall vara 1 maj - 30 april.
         The financial year of the Company shall be May 1 - April 30.

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         Denna bolagsordning antogs vid extra bolagsstamma den 29 januari 2004.
         The above Articles of Association were adopted at the extraordinary shareholders' meeting on January 29, 2004.